Exhibit 99.1

Investor Contact: Alex Lewis
                  877-784-7167
                                                                   NEWS RELEASE
Media Contact:    Debbie Atkins
                  864-597-8361


             DENNY'S CORPORATION REPORTS FIRST QUARTER 2005 RESULTS

         SPARTANBURG, S.C., April 28, 2005 - Denny's Corporation (OTCBB: DNYY) today reported results for its first quarter ended March 30, 2005.

Highlights for the quarter include:

o Same-store sales increased 6.3% at company units and 7.1% at franchised units.
o Guest counts increased 3.0% at company units.
o Total operating revenue increased $10.7 million, or 4.6%, to $240.0 million.
o Operating income increased $0.4 million, or 3.3%, to $11.2 million.
o Net loss improved $7.2 million to $1.5 million compared with a net loss of $8.7 million last year.

         Nelson J. Marchioli, President and Chief Executive Officer, said, "Our strong sales performance in the first quarter on top of solid sales increases last year clearly demonstrates the strength of the Denny's brand today. Over the last six quarters, we have effectively grown sales through increases in both average guest check and guest counts. Following this outstanding performance our path going forward is clear. Denny's future success will be driven by increasing customer counts and capitalizing on the significant capacity for sales growth in our restaurants."

First Quarter Results

         For the first quarter of 2005, Denny's reported total operating revenue of $240.0 million, an increase of 4.6%, or $10.7 million over the prior year quarter. Company restaurant sales grew 4.9%, or $10.3 million, to $218.0 million, as a 6.3% increase in same-store sales offset a 9-unit decline in company-owned restaurants. Franchise revenue grew 1.8%, or $0.4 million, to $22.0 million, as a 7.1% increase in same-store sales at franchise restaurants offset a 28-unit decline in franchised restaurants. With Easter falling in fiscal March this year compared with April last year, first quarter sales benefited by approximately 0.5% from travel related to the holiday and spring break.

         Company restaurant operating margin (costs of company restaurant sales as a percentage of company restaurant sales) was 12.4% in the first quarter, equal to the same period last year. Payroll and benefit costs decreased by 0.5 percentage points, due primarily to lower incentive compensation for restaurant management which offset increases in crew-level labor costs including payroll taxes and fringe. Repairs and maintenance costs increased 0.5 percentage points due primarily to unusually low expense in the prior year period.

         General and administrative expenses increased $0.9 million in the first quarter. During the period, Denny's incurred $2.6 million of stock-based incentive compensation expense, up $2.3 million from the same period last year. Partially offsetting this expense, Denny's incurred no transaction costs in the first quarter this year compared with $2.0 million in the first quarter last year.

         Operating income increased $0.4 million to $11.2 million in the first quarter. Restructuring charges and exit costs of $2.3 million resulted from restaurant closures and severance expenses compared with $0.1 million of similar costs in last year's first quarter. In addition, gains from the sale of surplus properties increased $0.8 million from the prior year period.

         Interest expense decreased $6.3 million to $13.2 million due to the financial recapitalization completed during 2004, which lowered borrowing costs.

         Net loss for the first quarter of 2005 was $1.5 million, or $0.02 per diluted common share, compared with the prior year's first quarter net loss of $8.7 million, or $0.21 per diluted common share.

         "While our top-line gains somewhat insulated us from a challenging cost environment, we still experienced cost pressures in food, labor and utilities. In addition, we continue to make the necessary investments in our menu, staffing and facilities in order to provide our guests with the very best Denny's experience. We credit the outstanding effort of all our team members as we maintained our operating margins at levels equal to last year," Marchioli concluded.

Balance Sheet

         As of March 30, 2005, Denny's $75 million revolver had no outstanding advances, while letters of credit totaled $37.5 million, resulting in a net availability of $37.5 million. In addition, surplus cash totaled $16.7 million. On April 1, 2005, Denny's made a scheduled interest payment on its 10% Senior Notes of $8.6 million.

NASDAQ Relisting

         Denny's has applied to be listed on the NASDAQ stock market and anticipates action in response to the application by the end of the second quarter 2005.

Business Outlook

         Based on year-to-date results and management's expectations at this time, Denny's reiterates its 2005 guidance previously issued in February 2005.

         Denny's anticipates total operating revenue for 2005 of between $975 million and $985 million based on same-store sales increases at both company and franchised units of approximately 2 to 3 percent. With regard to new unit development, Denny's expects to open 2 to 3 new company units while franchisees are expected to open 15 to 20 new units. Denny's anticipates earnings before interest, taxes, depreciation and amortization (EBITDA) for 2005 of between $110 million and $115 million. Included in anticipated EBITDA is approximately $10 million of stock-based compensation expense, along with other noncash and nonoperating items. Denny's anticipates 2005 capital spending of between $55 million and $65 million, including investments in a new point-of-sale system and new company restaurant development.

Further Information

         Denny's will host its quarterly conference call for investors and analysts today, Thursday, April 28, 2005 at 5:00 p.m. EDT. Interested parties are invited to listen to a live broadcast of the conference call accessible through our website at www.dennys.com. On the front page of the website, follow the link to "About Us;" then follow the link to "Investor Info;" and then select the "Live Webcast" icon. A replay of the call may be accessed at the same location later in the day and will remain available for at least 30 days.

         The Board of Directors of Denny's has set Wednesday, May 25, 2005, as the date for the 2005 Annual Meeting of Denny's Shareholders, which will be held in Spartanburg, South Carolina.

         Denny's is America's largest full-service family restaurant chain, consisting of 549 company-owned units and 1,036 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit our website referenced above.


         Certain matters discussed in this release constitute forward looking statements. These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of Denny's Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements. Words such as "expects", "anticipates", "believes", "intends", "plans", and "hopes", variations of such words and similar expressions are intended to identify such forward-looking statements. Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others: the competitive pressures from within the restaurant industry; the level of success of the Company's operating initiatives and advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company's SEC reports, including but not limited to the discussion in Management's Discussion and Analysis and the risks identified in Exhibit 99 contained in the Company's Annual Report on Form 10-K for the year ended December 29, 2004 (and in the Company's subsequent quarterly reports on Form 10-Q).

                                    DENNY'S CORPORATION
                      Condensed Consolidated Statements of Operations
                                        (Unaudited)

                                                              13 Weeks           3 Weeks
                                                                Ended              Ended
(In thousands, except per share amounts)                      3/30/2005          3/31/2004
                                                          ----------------    ----------------
Revenue:
      Company restaurant sales                                 $  218,015         $  207,762
      Franchise and license revenue                                22,034             21,633
                                                          ----------------    ---------------
          Total operating revenue                                 240,049            229,395
                                                          ----------------    ---------------
Costs of company restaurant sales                                 191,073            181,920
Costs of franchise and license revenue                              7,009              7,168
General and administrative expenses                                16,068             15,181
Depreciation and amortization                                      13,270             14,218
Restructuring charges and exit costs                                2,274                105
Impairment charges                                                      -                  -
Gains on disposition of assets and other, net                        (885)               (74)
                                                          ----------------    ---------------
          Total operating costs and expenses                      228,809            218,518
                                                          ----------------    ---------------
Operating income                                                   11,240             10,877
                                                          ----------------    ---------------
Other expenses:
      Interest expense, net                                        13,212             19,468
      Other nonoperating income, net                                 (371)               (65)
                                                          ----------------    ---------------
          Total other expenses, net                                12,841             19,403
                                                          ----------------    ---------------
Loss before income taxes                                           (1,601)            (8,526)
Provision for (benefit from) income taxes                            (141)               204
                                                          ----------------    ---------------
Net loss                                                        $  (1,460)         $  (8,730)
                                                          ================    ===============


Basic and diluted net loss per share                            $   (0.02)         $   (0.21)
                                                          ================    ===============
Basic and diluted weighted average shares outstanding              90,219             41,065
                                                          ================    ===============


                                    DENNY'S CORPORATION
                           Condensed Consolidated Balance Sheets
                                        (Unaudited)


(In thousands)                                               3/30/2005          12/29/2004
                                                          ---------------    ---------------
ASSETS
     Current Assets
        Cash and cash equivalents                              $  19,932          $  15,561
        Other                                                     27,842             27,994
                                                          ---------------    ---------------
                                                                  47,774             43,555
                                                          ---------------    ---------------

     Property, net                                               277,611            285,401
     Goodwill                                                     50,186             50,186
     Intangible assets, net                                       76,141             77,484
     Other assets                                                 44,634             43,867
                                                          ---------------    ---------------
        Total Assets                                          $  496,346         $  500,493
                                                          ===============    ===============

LIABILITIES AND SHAREHOLDERS' DEFICIT
     Current Liabilities
        Current maturities of notes and debentures             $   2,420          $   1,975
        Current maturities of capital lease obligations            3,425              3,396
        Accounts payable and other accrued liabilities           123,549            130,873
                                                          ---------------    ---------------
                                                                 129,394            136,244
                                                          ---------------    ---------------

     Long-Term Liabilities
        Notes and debentures, less current maturities            518,630            519,236
        Capital lease obligations, less current maturities        27,463             28,149
        Other                                                     83,739             82,294
                                                          ---------------    ---------------
                                                                 629,832            629,679
                                                          ---------------    ---------------
     Total Liabilities                                           759,226            765,923
     Total Shareholders' Deficit                                (262,880)          (265,430)
                                                          ---------------    ---------------
     Total Liabilities and Shareholders' Deficit              $  496,346         $  500,493
                                                          ===============    ===============



                                  Long-Term Debt Balances

(In thousands)                                               3/30/2005          12/29/2004
                                                          ---------------    ---------------

First lien revolver loans                                       $      -           $      -
First lien term loans                                            225,000            225,000
Second lien term loans                                           120,000            120,000
Capital leases and other debt                                     31,938             32,756
10.00% senior notes due 2012                                     175,000            175,000
                                                          ---------------    ---------------
     Total Debt                                               $  551,938         $  552,756
                                                          ===============    ===============


                               DENNY'S CORPORATION
                           Quarterly Operating Margins
                                   (Unaudited)


                                                           13 Weeks                          13 Weeks
                                                            Ended                             Ended
(In millions)                                             3/30/2005                         3/31/2004
                                                  -------------------------         -------------------------
Total operating revenue (1)                            $   240.0    100.0%              $   229.4     100.0%

Company restaurant operations: (2)
     Company restaurant sales                              218.0    100.0%                  207.8     100.0%
     Costs of company restaurant sales:
           Product costs                                    56.2     25.8%                   53.1      25.5%
           Payroll and benefits                             91.7     42.0%                   88.3      42.5%
           Occupancy                                        13.1      6.0%                   12.5       6.0%
           Other operating costs:
              Utilities                                     10.3      4.7%                    9.8       4.7%
              Repairs and maintenance                        4.5      2.1%                    3.3       1.6%
              Marketing                                      7.3      3.3%                    7.5       3.6%
              Other                                          8.0      3.7%                    7.4       3.6%
                                                  --------------- ---------         -------------- ----------
     Total costs of company restaurant sales               191.1     87.6%                  181.9      87.6%
                                                  --------------- ---------         -------------- ----------
     Company restaurant operating margin (3)           $    26.9     12.4%              $    25.8      12.4%
                                                  --------------- ---------         -------------- ----------

Franchise operations: (4)
        Franchise and license revenue                       22.0    100.0%                   21.6     100.0%
        Costs of franchise and license revenue               7.0     31.8%                    7.2      33.1%
                                                  --------------- ---------         -------------- ----------
        Franchise operating margin (3)                 $    15.0     68.2%              $    14.5      66.9%
                                                  --------------- ---------         -------------- ----------

Total operating margin (1)(3)                          $    42.0     17.5%              $    40.3      17.6%

Other operating expenses: (1)(3)
     General and administrative expenses                    16.1      6.7%                   15.2       6.6%
     Depreciation and amortization                          13.3      5.5%                   14.2       6.2%
     Restructuring, exit costs and impairment                2.3      0.9%                    0.1       0.0%
     Gains on disposition of assets and other,              (0.9)    -0.4%                   (0.1)      0.0%
     net
                                                  --------------- ---------         -------------- ----------
     Total other operating expenses                    $    30.7     12.8%              $    29.4      12.8%
                                                  --------------- ---------         -------------- ----------

Operating income (1)                                   $    11.2      4.7%              $    10.9       4.7%
                                                  =============== =========         ============== ==========


     (1)      As a percentage of total operating revenue
     (2)      As a percentage of company restaurant sales
     (3) Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margins may be considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with accounting principles generally accepted in the United States of America.
     (4)      As a percentage of franchise and license revenue

                                      DENNY'S CORPORATION
                                     EBITDA Reconciliation
                                          (Unaudited)

                                                           13 Weeks              13 Weeks
(In millions)                                                Ended                Ended
                                                           3/30/2005            3/31/2004
                                                        ----------------     ----------------
Net loss                                                     $    (1.5)           $     (8.7)

Provision for (benefit from) income taxes                         (0.1)                  0.2
Interest expense, net                                             13.2                  19.5
Depreciation and amortization                                     13.3                  14.2
                                                        ----------------     -----------------
EBITDA (1)                                                   $    24.9             $    25.2
                                                        ================     =================


        (1) We believe that, in addition to other financial measures, EBITDA is an appropriate indicator to assist in the evaluation of our operating performance because it provides additional information with respect to our ability to meet our future debt service, capital expenditures and working capital needs. However, EBITDA should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with accounting principles generally accepted in the United States of America.




                                                           13 Weeks              13 Weeks
                                                             Ended                 Ended
(In millions)                                              3/30/2005             3/31/2004
                                                        ----------------     -----------------

Other financial data: (2)

Restructuring charges and exit costs                           $    2.3              $    0.1
Impairment charges                                                    -                     -
Gains on disposition of assets and other, net                      (0.9)                 (0.1)
Other nonoperating income, net (3)                                 (0.4)                 (0.1)


General and administrative expenses:
        Stock-based incentive compensation (4)                 $    2.6              $    0.3
        Transaction costs (5)                                         -                   2.0
        Other general and administrative expenses                  13.5                  12.9
                                                        ----------------     -----------------
        Total general and administrative expenses             $    16.1             $    15.2
                                                        ================     =================



(2) The line items in this section are components of both net income and EBITDA as shown above.
(3) 2004 amounts include debt repurchase premiums and related costs attributable to the financial recapitalization completed during the third and fourth quarters.
(4) This compensation expense is attributable to options and restricted stock units granted under Denny's 2002 and 2004 Omnibus Incentive Plans.
(5) These transactions costs are attributable to the financial recapitalization completed in 2004.

                                     DENNY'S CORPORATION
                                      Statistical Data
                                         (Unaudited)


                                           13 Weeks             13 Weeks
Same-Store Sales                             Ended               Ended
(increase/(decrease) vs. prior year)       3/30/2005           3/31/2004
                                        ---------------     ---------------
Company-Owned Same-Store Sales                    6.3%                6.4%
   Guest Check Average                            3.2%                3.0%
   Guest Counts                                   3.0%                3.3%

Franchised Same-Store Sales                       7.1%                6.7%



                                           13 Weeks             13 Weeks
Average Unit Sales                           Ended               Ended
($ in thousands)                           3/30/2005           3/31/2004
                                        ---------------     ---------------

   Company-Owned Units                      $   398.1           $   373.1

   Franchised Units                         $   339.0           $   313.9


                                                              Franchised
Restaurant Units                            Company           & Licensed            Total
                                        ---------------     ---------------    ---------------
Ending Units 3/31/2004
                                                  558               1,064              1,622

   Units Opened                                     1                  11                 12
   Units Acquired/Reacquired                        1                  (1)                 -
   Units Refranchised                              (1)                  1                  -
   Units Closed                                   (10)                (39)               (49)
                                        ---------------     ---------------    ---------------
      Net Change                                   (9)                (28)               (37)

                                        ---------------     ---------------    ---------------
Ending Units 3/30/2005
                                                  549               1,036              1,585
                                        ===============     ===============    ===============

